CLEAN HARBORS, INC.

Performance-Based Restricted Stock Award Agreement
[2020 Stock Incentive Plan]

Employee:  [ ]
Number of Shares:  [ ]
Date of Award:  [ ]

THIS AGREEMENT (the “Agreement”) is made effective as of the date of the award set forth above (the “Award Date”) between Clean Harbors, Inc., a Massachusetts corporation (the “Company”), and the above-referenced employee of the Company or one of its subsidiaries (the “Participant”). Except where the context shall otherwise require, the term “Company” shall include each of its present or future parents or subsidiaries and as otherwise defined in the Plan.
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows.
1. Grant of Shares and Vesting.
Effective as of the Award Date, the Company hereby grants to the Participant the above number of shares (the “Shares”) of common stock, par value $.01 per share (“Common Stock”), as an Award of Restricted Stock pursuant to the Company’s 2020 Stock Incentive Plan, as amended (the “Plan”). All of the terms and conditions of the Plan are incorporated herein by reference, and any capitalized terms that are not defined herein shall have the respective meanings ascribed to such terms in the Plan. A copy of the Plan can be found in the Clean Harbors Long-Term Incentive Plan Team site within “Microsoft Teams,” or by written request to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061: Attn. Chief Human Resources Officer. The Participant hereby accepts the Award and agrees to acquire and hold the Shares subject to the terms and conditions of the Plan and the additional terms and conditions contained herein.
During the period (the “Vesting Period”) between the Award Date and the Termination Date (as defined in Section 2 hereof), the Shares shall vest (and become “Vested Shares”) in such amounts and on such dates (the “Vesting Schedule”) as are set out in Attachment A provided that the Company shall achieve the performance goal (or goals if more than one, in either case defined herein as the “Performance Goals”) set out in Attachment A within the performance period (“Performance Period”) set out in Attachment A. Notwithstanding the Vesting Schedule, in the event (i) a Change-in-Control (as defined in Section 10(c) of the Plan) of the Company shall occur prior to the Termination Date and (ii) the Participant remains as an employee of the Company on the date of the Change-in-Control, the provisions of Section 10(c) of the Plan shall apply.
2. Forfeiture of Unvested Shares.
If the Participant ceases during the Vesting Period to be employed by the Company for any reason (except as specifically provided in the following sentences), the Company shall automatically reacquire any of the Shares which have not vested in accordance with Section 1 (the “Unvested Shares”) as of the effective date of such cessation (the “Termination Date”). In such event, the Participant shall forfeit such Unvested Shares unconditionally and shall have no further right or interest in such Unvested Shares unless the Company agrees in writing to waive its reacquisition right as to some or all of such Unvested Shares. However, if (i) the Participant ceases during the Vesting Period to be so employed because of death or permanent disability (as determined in the Committee’s sole judgment) and (ii) the Company has satisfied the Performance Goals prior to such cessation of employment, then the Shares which would otherwise be treated as Unvested Shares under the preceding sentence shall instead be treated as Vested Shares. In either such event, the Participant shall forfeit such Unvested Shares unconditionally and shall have no further right or interest in such Unvested Shares unless the Company agrees in writing to waive its reacquisition right as to some or all of such Unvested Shares.
3. Administration of Stock.
(a) Concurrently with the execution hereof, the Company shall cause Solium Capital, ULC (d/b/a “Shareworks by Morgan Stanley”), or its successor, the Company’s registrar responsible for maintaining electronic records of the Company’s Restricted Stock (the “Administrative Agent”), to make an electronic entry, under the Participant’s name, reflecting the issuance of the Shares. Following the vesting of any portion of the Shares, either (i) a certificate representing the applicable portion of such Shares will be issued to the Participant or (ii) such Vested Shares will be deposited into a brokerage account specified by the Participant in accordance with the terms of subsection (c) below. During the Vesting Period and notwithstanding the fact that no certificates have been issued with respect to the Shares, the Participant shall retain during the Vesting Period the right to vote and enjoy all other rights and incidents of ownership of the Shares except as may be restricted hereunder (including, without limitation, restrictions as to cash dividends described in subsection (d) below).
(b) During the Vesting Period, the Administrative Agent shall keep true and accurate records of all the Shares. The Company shall indemnify and hold harmless the Administrative Agent against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Agreement.
(c) Following the close of each calendar quarter during which any of the Shares shall become Vested Shares, the Company shall cause the Administrative Agent, upon the written request of the Participant but subject to potential delivery to the Company of a portion of such Vested Shares to the extent required to pay withholding taxes in accordance with Section 7 hereof, to either (i) deliver to the Participant stock certificates representing such number of Vested Shares which ceased to be Unvested Shares during such calendar quarter or (ii) deposit such Vested Shares into a brokerage account specified by the Participant. Following the close of the calendar quarter in which there shall remain on deposit with the Administrative Agent no Shares which have not yet become Vested Shares or been forfeited to the Company, but subject to potential delivery to the Company of a portion of such Vested Shares to the extent required to pay withholding taxes in accordance with Section 7 hereof, the Administrative Agent shall upon written request of the Participant, either (i) deliver to the Participant stock certificates representing the Vested Shares (if any) remaining in the possession of the Administrative Agent or (ii) deposit such Vested Shares into a brokerage account specified by the Participant. The Participant hereby authorizes the Administrative Agent to deliver to the Company any and all Shares that are forfeited under the provisions of this Agreement or that are required to pay withholding taxes in accordance with Section 7 hereof.
(d) If the Company shall during the Vesting Period declare any cash dividend on its outstanding Common Stock, those dividends which would otherwise be payable on the Unvested Shares shall be held in escrow. To the extent (if any) such Unvested Shares thereafter become Vested Shares, those escrowed dividends shall promptly be paid to the Participant but, to the extent (if any) those Unvested Shares are forfeited in accordance with Section 2 of this Agreement, those escrowed dividends shall be forfeited and become the property of the Company.
4. Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by gift, sale, operation of law or otherwise (collectively “transfer”), any Unvested Shares or any interest therein.
5. Effect of Prohibited Transfer.
The Company shall not be required (a) to transfer on its books any of the Shares which have been sold or transferred in violation of any of the restrictions imposed by this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.
6. Adjustments for Stock Splits, Stock Dividends, Etc.
If from time to time there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Participant is entitled by reason of the Participant’s ownership of Shares shall be immediately subject to the restrictions on transfer and other provisions of this Agreement in the same manner and to the same extent as such Shares.
7. Withholding Taxes.
(a) The Participant acknowledges and agrees that in the case of the issuance of Restricted Stock that is “substantially vested” (within the meaning of Treasury Regulations Section 1.83-3(b)), the Committee may require the Participant to remit to the Company an amount sufficient to satisfy any federal, foreign, state or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of Shares having a fair market value on the date of delivery sufficient to satisfy such obligations prior to the issuance of any Shares pursuant to the grant of Restricted Stock).
(b) The Participant acknowledges and agrees that in the case of Restricted Stock that is not “substantially vested” upon issuance, if the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal, foreign, state or local tax with respect to such Shares, the Committee may require the Participant to remit to the Company an amount sufficient to satisfy any such potential liability (or make other arrangements satisfactory to the Company with respect to such taxes, including withholding from regular cash compensation providing other security to the Company, or remitting or foregoing the receipt of Shares having a fair market value on the date of delivery sufficient to satisfy such obligations). The Participant shall remit such amount to the Company at either (i) the time the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to such Shares, or (ii) at the time such Shares become “substantially vested.” The Participant acknowledges that the Shares of Restricted Stock are subject to the forfeiture obligation under Section 2 of this Agreement and such forfeiture obligation may be treated as a substantial risk of forfeiture within the meaning of Section 83 of the Code, and that, in the absence of an election under Section 83(b) of the Code, such treatment could delay the determination of the tax consequences of the Participant’s receipt of the Shares for both the Company and the Participant (possibly to the Participant’s detriment). If the Participant files a timely election under Section 83(b) of the Code, the Participant shall provide the Company with an original copy of such timely filed election and a certified mail or overnight courier receipt of such filing within 10 days of the time the election is filed.
8. Severability.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
9. Confidentiality, Non-Solicitation, and Non-Competition Agreement.
If, on or prior to the date hereof, the Participant has entered into a Confidentiality, Non-Solicitation, and Non-Competition Agreement or similarly titled agreement (the “Non-Compete Agreement”), the Participant acknowledges that the Shares granted hereunder are being granted by the Company as consideration for the obligations agreed to by the Participant under the Non-Compete Agreement. The Participant agrees that, in the event the Participant breaches the Non-Compete Agreement at any time prior its expiration, then, without in any way limiting any other remedies of any nature available to the Company, in law or equity, pursuant to the terms of the Non-Compete Agreement or otherwise, the Participant shall remit to the Company all of the Shares granted hereunder and, to the extent the Participant shall have disposed of any of such Shares, the Participant shall repay to the Company the full amount received by the Participant in exchange for such disposition. The Company shall be entitled to set-off against the amount of any such repayment obligation any amount owed by the Company to the Participant. If the Participant has not entered into any such agreement with the Company, this Section 9 shall be of no force or effect.
10. Forfeiture upon Termination of Employment for Cause.
In the event that the Participant’s employment with the Company were to be terminated for “Cause,” the provisions of Section 11(i) of the Plan shall apply.
11. Dodd-Frank Clawback.
The Shares shall be subject to the clawback policies of the Company adopted from time to time by the Board of Directors and as described in Section 11(j) of the Plan.
12. Waiver; Termination.
Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Company. This Agreement may be terminated as provided in the Plan.

13. Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
14. Notice.
All notices required or permitted hereunder shall be in writing and deemed effectively given (i) upon personal delivery (ii) one (1) day after delivery to an overnight courier service which provides for a receipt upon delivery, or (iii) three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed, if to the Company, to Clean Harbors, Inc., 42 Longwater Drive, P.O. Box 9149 Norwell, MA 02061-9149, Attention: Treasurer; if to the Administrative Agent, to the Company’s aforesaid address, Attention: Treasurer; and if to the Participant, to the address shown beneath his or her respective signature to this Agreement (or lacking such address, to the Participant’s address on record with the Company), or at such other address or addresses as either party shall designate to the other in accordance with this Section 14.
15. Pronouns.
Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.
16. Entire Agreement.
This Agreement, together with Attachment A hereto, the Plan and to the extent applicable, the Non-Compete Agreement, constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
17. Amendment.
This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
18. Governing Law.
This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Award Date first above written.

ACCEPTED: ____________________________________ (Signature of Participant)	Clean Harbors, Inc. By: ____________________________________ Name: Alan S. McKim Title: President and CEO
Please print name and address for notices and return one signed copy to Brett Dowsett

Name _________________________________
Address ________________________________
City, State and Zip _______________________

Attachment A
Performance-Based Restricted Stock Program 20[-]/[-]
Performance Goals
There are [__] (-) Performance Goals for the 20[-][-] Performance-Based Restricted Stock Program. Each Performance Goal is defined by a Target and a Threshold as follows:

[ ]

The percentage weighting specified for each of the four Performance Goals shall apply to the corresponding percentage of the total Shares awarded to the Participant.

If the Company meets or exceeds the Performance Target for a specific Performance Goal for either year during the Performance Period, the full number of Shares will vest on the Vesting Schedule below. If the Company achieves the performance Threshold for a specific Performance Goal during the second year, then half of the Shares will vest. If the Company achieves between the Threshold and the Target for the specific Performance Goal during the second year, then a pro-rated percentage of Shares will vest. If the Company does not achieve the performance Threshold during the Performance Period, all of the Shares will be forfeited.

The Shares which would vest based upon achievement of each Performance Goal (referred to below as the “Applicable Shares”) shall be independent of the extent (if any) to which the other Performance Goals are achieved. In other words, if one of the Performance Goals is achieved and the other Performance Goals are not achieved, then only the portion of the Shares associated with the achieved Performance Goal will vest according to the time schedule set forth below, and the remaining Shares will be forfeited.

The Committee will have the right, in its sole discretion, to modify any or all of the Performance Goals during the Performance Period (as described below) to make appropriate adjustments for such events as acquisitions, asset sales, changes in accounting, or other unanticipated significant events occurring during the Performance Period to the extent provided in Section 11(h)(3) of the Plan. The Committee shall have the sole right to determine whether the Company has achieved the Performance Goals (as adjusted if appropriate) and certify such achievement in accordance with the Plan.
Performance Period
The two-year period (the “First Year “and “Second Year”) between January 1, [_____] and December 31, 20[-].
Vesting Schedule
If the Company achieves the Performance Target for any of the Performance Goals during the First Year, 50% of the Applicable Shares for such Performance Goal will vest on March 15 of the Second Year, and 50% of the Applicable Shares will vest on December 15 of the Second Year, provided the Participant continues to be employed on each such date by the Company.
If the Company does not achieve a particular Performance Target during the First Year, but does achieve at least the Threshold for that Performance Goal during the Second Year, the Applicable Shares for that Performance Goal will vest in three (3) installments, starting on the 15th of March following the Second Year, provided the Participant continues to be employed by the Company on each of the following vesting dates. This means:
- 33% of the Applicable Shares will vest as of March 15, 20[ - ]

- 33% of the Applicable Shares will vest as of December 15, 20[ - ]
- 34% of the Applicable Shares will vest as of December 15, 20[ - ]
If the Company does not achieve a particular Performance Goal Threshold by the end of the Second Year, the Applicable Shares for that Performance Goal will be forfeited in their entirety. The Participant must be an active employee of the Company on the date of vesting in order for any of the Shares granted under this Agreement to vest. If the Participant’s employment with the Company ceases prior to the date of vesting, all Unvested Shares will be forfeited.